Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”), dated as of September 11, 2023, is entered into by and between Express, Inc., Express, LLC (together with Express, Inc., the “Company”), and Timothy Baxter (the “Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Executive currently serves as Chief Executive Officer of the Company pursuant to that certain Employment Agreement, dated as of June 16, 2022 (the “Employment Agreement”), by and between the Company and the Executive;

WHEREAS, the parties have mutually agreed and determined that the Executive’s employment with the Company will cease as of September 14, 2023 (the “Termination Date”); and

WHEREAS, the Company and the Executive now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s separation from service with the Company on the Termination Date and other matters related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.    Separation from Service. The Company and the Executive hereby acknowledge and agree that the Executive’s employment with the Company shall terminate on the Termination Date. The Termination Date shall be deemed to be the date of separation from service, and the date that employment ends, for purposes of the Employment Agreement and any applicable plans or programs. The Executive further acknowledges that, effective on the Termination Date and by virtue of executing this Agreement, and without any further action by the Executive, the Executive hereby resigns the Executive’s position as Chief Executive Officer of the Company, as a member of the Board of Directors of the Company, and as a member of the board of directors of, or as a director, manager, officer, or any other position with, any subsidiary or affiliate of the Company. Executive will cooperate with the Company and each of its subsidiaries and affiliates to perform all acts and shall execute all additional documents that may be requested to reflect the foregoing resignations effective on the Termination Date.

2.    Separation Payments and Benefits.

(a)    Accrued Obligations. As soon as practicable after the Termination Date (and, in any event, within 30 days following the Termination Date), the Executive shall receive (i) a payment equal to all earned, but unpaid, Base Salary and accrued, but unused, vacation time earned in accordance with applicable law and Company policy through the Termination Date, and (ii) any unpaid expenses or other reimbursements due to Executive under the Company’s policies, paid in accordance with Company policy, provided that Executive submits for reimbursement any outstanding business-related expenses within ten (10) days following the Termination Date. Following the Termination Date, the Executive shall also be entitled to any vested amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements and applicable law.

(b)    Severance Pay and Benefits. Subject to the Executive’s execution and delivery of a release of claims in favor of the Company in the form attached hereto as Exhibit A, within 21 days following the Termination Date and non-revocation within the time period set forth therein, the Company shall provide the Executive with (i) a taxable amount equal to 1.0x the Executive’s Base Salary to be paid in twelve (12) substantially equal monthly installments commencing no later than sixty (60) days following the Termination Date, (ii) a taxable lump sum amount equal to the actual short-term incentive compensation the Executive would have received, based on actual achievement of the performance objectives pursuant to the Company’s bonus plan for senior executives, as if the Executive had remained employed with the Company through the end of fiscal 2023, paid on the date on which short-term incentive compensation for each such period is paid to executives generally, (iii) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a taxable payment in an amount equal to the monthly COBRA premium charged for the COBRA coverage elected by the Executive for himself and, if applicable, his dependents under the Company’s group medical and dental care plan (which amount will be based on the premium for the first month of the Executive’s COBRA coverage) multiplied by twelve (12), which payment will be made in twelve (12) substantially equal monthly installments commencing no later than sixty (60) days following the Termination Date. For the avoidance of doubt, the taxable payments under (iii) may be used for any purpose, including, but not limited to the payment of the Executive’s COBRA premiums, and will be subject to all applicable tax withholdings. Executive acknowledges that it shall be Executive’s sole responsibility to timely elect COBRA coverage, and nothing herein shall promise or extend any period of coverage under COBRA or any Company medical or dental care plan.

3.    Restrictive Covenants; Cooperation. The Company and the Executive acknowledge and agree that the restrictive covenants set forth in Section 10 of the Employment Agreement shall remain in full force and effect following the Termination Date in accordance with their respective terms. The Executive expressly acknowledges that during the Non-Competition Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), WHP Global, LLC or any of its affiliates or subsidiaries.

4.    Certain Tax Matters. Sections 20 (Section 409A of the Code) and 21 (Section 280G of the Code) of the Employment Agreement are incorporated by reference, mutatis mutandis, as though fully set forth herein.

5.    Miscellaneous.

(a)    Successors and Assigns. Section 12 of the Employment Agreement is incorporated by reference, mutatis mutandis, as though fully set forth herein.

(b)    Cooperation and Preservation.

(i)    Executive will make himself reasonably available to assist and cooperate with the Company in connection with any internal and/or independent investigation or review (“Company Review”) of the Company’s policies, procedures and activities in respect of all periods during which Executive was employed by the Company. Executive acknowledges and agrees that Executive has returned, or will return within two (2) days after signing this Agreement, all Company property and non-public, confidential, proprietary and/or trade secret information in Executive’s custody, possession or control, in any form whatsoever, including without limitation, equipment, telephones, smart phones, work-related passwords; PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, confidential or proprietary information, documents, manuals, reports, books, compilations, work product, e-mail messages, text messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data, which Executive prepared or obtained during the course of Executive’s employment with the Company. To the extent any Company information or related communications exist on Executive’s personal mobile devices (e.g., mobile phone, laptop, or iPad), Executive shall make these devices available to the Company for collection. If Executive discovers any (i) property of the Company, (ii) non-public, confidential, proprietary and/or trade secret information, or (iii) information potentially relevant for any Company Review in Executive’s possession after the Termination Date, Executive shall preserve such information and promptly provide such information to the Company.

(ii)    Executive acknowledges and affirms Executive’s understanding that Executive may be a witness in litigation, arbitrations, government or other administrative investigations or proceedings involving the Company, and/or the other Released Parties (as defined below). Executive hereby covenants and agrees to testify truthfully in any and all such proceedings. Executive further covenants and agrees, for no further compensation, to make himself reasonably available to and otherwise reasonably assist and cooperate with the Company and/or such other Released Parties and with its or their respective attorneys and advisors in connection with any such litigation or administrative proceeding. The Company will make all reasonable efforts to ensure that such assistance and cooperation will not interfere with Executive’s employment, personal and business responsibilities.

(c)    Governing Law; Arbitration. Section 13 and 17 of the Employment Agreement are incorporated by reference, mutatis mutandis, as though fully set forth herein.

(d)    Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by the Company and the Executive. From and after the Termination Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Employment Agreement (except as explicitly provided in Sections 3, 4, 5(a), and 5(c)).

(e)    Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Express, Inc.

1 Express Drive

Columbus, OH 43230

Attn: Corporate Secretary

If to the Executive:

At the most recent address listed in the Company’s books and records.

(f)    Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

(g)    Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h)    Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of any provision of this Agreement in any other jurisdiction, it being the intent of the parties that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

(i)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXPRESS, INC.

By:	/s/ Mike Reese
Name: Mike Reese
Title: Chief Human Resources Officer

EXPRESS, LLC

By:	/s/ Mike Reese
Name: Mike Reese
Title: Chief Human Resources Officer

/s/ Tim Baxter
Timothy Baxter

[Signature Page to Separation Agreement]

Exhibit A

GENERAL RELEASE OF CLAIMS

I, Timothy Baxter, in consideration of and subject to the performance by Express, Inc. and Express, LLC (as such companies’ name may change from time to time and including such companies’ successors and assigns, the “Company”), of its obligations under the Separation Agreement, dated as of September 11, 2023 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.    I understand that the severance amounts and related benefits paid or granted to me under Section 2(b) of the Agreement, represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive payment of the severance amounts and related benefits specified in Section 2(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy, or arrangement maintained or hereafter established by the Company or its affiliates.

2.    Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators, and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties that I, my spouse, or any of my heirs, executors, administrators, or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under the Agreement; or for compensation or equity or equity-based compensation; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 that arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.    I agree that I hereby waive all rights to sue or obtain equitable, remedial, or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, excepting only any monetary award to which I may become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Additionally, I am not waiving (a) any right to any accrued base salary earned by me prior to my termination of employment or any severance benefits to which I am entitled under the Agreement, or (b) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (c) my rights as an equity or security holder in the Company or its affiliates.

6.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected, and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.    I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.    I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal, or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.    Any nondisclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any governmental entity.

11.    I represent that, as of the effective date of this General Release, I am not aware of any Claim by me other than the Claims that are released by this General Release. I acknowledge that I may hereafter discover Claims or facts in addition to or different than those that I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and that, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12.    Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

By signing this General Release, I represent and agree that:

1.	I have read this General Release carefully;

2.

I understand all of its terms and know that I am giving up important rights, including, but not limited to, rights under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; and the Employee Retirement Income Security Act of 1974, as amended;

3.	I voluntarily consent to everything in it;

4.	I have been advised to consult with an attorney before executing it and I have done so or, after careful reading and consideration, I have chosen not to do so of my own volition;

5.

I have had at least 21 days from the date of my receipt of this General Release to consider it, and the changes made since my receipt of this General Release are not material or were made at my request and will not restart the required 21-day period;

6.

I understand that I have seven days after the execution of this General Release to revoke it and that this General Release shall not become effective or enforceable until the revocation period has expired;

7.	I have signed this General Release knowingly and voluntarily and with the advice of any counsel retained to advise me with respect to it; and

8.	I agree that the provisions of this General Release may not be amended, waived, changed, or modified except by an instrument in writing signed by an authorized representative of the Company and by me.

Signed:	/s/ Tim Baxter	Dated:	9/10/2023

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